Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Corbus Pharmaceuticals Appoints Former Director of FDA Office of New
Drugs John K. Jenkins, MD to Board of Directors

– Distinguished 25-year career serving at the U.S. Food and Drug Administration, including
15 years of senior leadership in CDER and OND –

– Appointment brings regulatory experience to the board of directors as company enters late-stage clinical development –

Norwood, MA (June 6, 2018) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a Phase 3 clinical-stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases, announced today the appointment of John K. Jenkins, MD to its Board of Directors.

As Director of the Office of New Drugs (OND) at U.S. Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER) from 2002 to 2017, Dr. Jenkins was responsible for more than 1,000 agency employees and 19 product review divisions. During that time, he oversaw the review of thousands of new drug applications and biological licensing applications as well as the approval of more than 400 new molecular entities. Dr. Jenkins also served as a member of the CDER Senior Leadership Team and was involved in broad policy initiatives, including negotiation and implementation of the Prescription Drug User Fee and biosimilar programs.

Dr. Jenkins began his FDA career in 1992, where he was a medical officer in the Division of Oncology and Pulmonary Drug Products. He subsequently served as Pulmonary Medical Group Leader and Acting Division Director before being appointed as Director of the Division of Pulmonary Drug Products in 1995. He became the Director of the Office of Drug Evaluation II in 1999 and remained in that position until he was appointed Director of OND in 2002. Following his retirement from FDA after over 25 years of Federal service in January 2017, Dr. Jenkins joined Greenleaf Health, an FDA-focused, strategic consulting firm where he serves as Principal, Drug and Biological Products.

Alan Holmer, Chairman of the Company’s Board of Directors, said, “We are delighted to welcome Dr. Jenkins to the Corbus Board of Directors. We look forward to benefiting from his experience, insights and leadership as we continue to advance the development of lenabasum closer to potential regulatory approval and the market.”

Dr. Jenkins said “I am honored and excited to join the Board of Directors of Corbus. I look forward to working with the Board and the company’s senior leadership team to advance the development of new innovative therapies for patients suffering from serious, chronic inflammatory and fibrotic diseases.”

“Dr. Jenkins brings with him decades of unique regulatory experience that we believe will prove invaluable to Corbus as we begin to prepare for the potential approval of lenabasum,” added Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “Dr. Jenkins is well positioned to guide us as we develop lenabasum for the treatment of rare inflammatory diseases that currently have limited or no proven treatment options and that have a combined population of over 700,000 in the 7 Major Markets. We are very pleased to have Dr. Jenkins join our Board of Directors.”

Dr. Jenkins is board certified in internal medicine and pulmonary diseases by the American Board of Internal Medicine. He received his medical degree from the University of Tennessee, Memphis and completed his post-graduate medical training in internal medicine, pulmonary diseases, and critical care medicine at Virginia Commonwealth University/Medical College of Virginia in Richmond. Prior to joining FDA, Dr. Jenkins served as an Assistant Professor of Pulmonary and Critical Care Medicine at VCU/MCV, and as a Staff Physician at the Hunter Holmes McGuire VA Medical Center in Richmond, Virginia.

The Company engaged Ignite Partners to assist with the search.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a Phase 3 clinical-stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic, and serious inflammatory and fibrotic diseases. The Company’s lead product candidate, lenabasum, is a novel, synthetic oral endocannabinoid-mimetic drug designed to resolve chronic inflammation and fibrotic processes. Lenabasum is currently being evaluated in systemic sclerosis, cystic fibrosis, dermatomyositis, and systemic lupus erythematosus.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contacts:

Institutional Investor Inquiries

Ted Jenkins, Senior Director, Investor Relations and Communications

Corbus Pharmaceuticals, Inc.

Phone: +1 (617) 415-7745

Email: ir@corbuspharma.com

All Other Investor Inquiries

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (833) 475-8247

Email: crbp@jtcir.com

Media Contact

Eliza Schleifstein
Scient Public Relations

Phone: + 1 (917) 763-8106
Email: eliza@scientpr.com

Source: Corbus Pharmaceuticals Holdings, Inc.

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